Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Essex Corporation on Form S-3, to be filed on or about June 20, 2005, (the “Registration Statement”), of our report dated February 18, 2005 (except for the second through fourth paragraphs of Note 14, as to which the date is February 28, 2005, and the fifth paragraph of Note 14, as to which the date is March 1, 2005), on our audits of the consolidated financial statements of The Windermere Group, LLC and Subsidiaries as of and for the years ended December 31, 2004 and 2003, which report appears in the Essex Corporation Form 8-K filed on May 13, 2005, and to the reference to us under the heading “Experts” in the Prospectus that is part of this Registration Statement.

/s/ Goodman & Company, L.L.P.

McLean, Virginia

June 17, 2005